Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Amendment No. 3 to Form F-4 (File No. 333-289108) of our report dated July 16, 2025, relating to the consolidated financial statements of Veraxa Biotech AG for the years ended December 31, 2024 and 2023. Our report includes an explanatory paragraph regarding the existence of substantial doubt about the Company’s ability to continue as a going concern. We also consent to the reference to our firm under the heading “Experts” appearing therein.

/s/ GRASSI & CO., CPAs, P.C.

Jericho, New York
November 26, 2025